Exhibit 3.1(d)
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
VIATRIS INC.
Viatris Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: That Article IX, Section 9.01 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):
“Section 9.01. Director and Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”
SECOND: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
THIRD: The Amendment shall become effective upon filing.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on December 15, 2023.

VIATRIS INC.
/s
By:	/s/ Burt Park
Name: Burt Park
Title: Chief Governance Counsel and Corporate Secretary